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                                                          EXHIBIT 10.1
                           TERMINATION AGREEMENT

                                     AND

                         GENERAL RELEASE AND WAIVER


     This Termination Agreement and General Release and Waiver
("Agreement") is made and entered into this 15th day of March, 1995, between Harwood S. Roe, Jr. (hereinafter "you" or "your") and Sun Company, Inc., on behalf of itself and its subsidiaries ("Company").

     WHEREAS, you are an employee of the Company who will be terminating employment effective August 31, 1995; and

     WHEREAS, the Company has agreed to offer to you enhanced termination benefits in connection with such termination, and you have agreed to a release and waiver of claims.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, this Agreement replaces and supersedes all other agreements, oral or written, between you and the Company concerning your employment, separation or retirement, and you and the Company agree as follows:


A.   BASIC TERMS

     1. Effective September 1, 1995, you will retire from the Company. Your retirement benefit will be calculated based upon the terms and conditions of the Sun Company, Inc. Retirement Plan (SCIRP)

     2. Effective on or about April 2, 1995, you will be assigned to an office location outside of the city of Philadelphia.

     3. Effective September 1, 1995, you will be entitled to receive a supplemental retirement benefit equal to the difference between the benefit calculated under the Sun Executive Retirement Plan
          (SERP) (which is adjusted by providing an additional five (5) years, allocated between age and service in such a manner as produces the maximum benefit) and the basic retirement benefit payable under the Sun Company, Inc. Retirement Plan. Exhibit A delineates your total retirement benefits.

     4. Effective September, 1995, you (or your beneficiary in the event of your death) will begin to receive severance payments of $6,177 per month for 131 months until you reach age 62. Alternatively, you may elect to receive a single lump-sum payment as illustrated in Exhibit B.

     5. If first approved by the Compensation Committee of the Board of Directors of Sun Company, Inc., you may continue to exercise any stock options that are exercisable (which may take into account any proration upon retirement) for up to thirty-six (36) months following retirement. In lieu of exercising certain stock options granted to you under the Sun Company, Inc. Long-Term Incentive Plan, you may exercise related alternate appreciation
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          rights (AARs) for a period of up to six (6) months after
          retirement.   Exercise of these AARs will automatically cancel a
          corresponding number of stock options. Limited rights associated with each stock option will automatically be terminated six (6) months from your retirement date, in accordance with the terms and conditions of the Sun Company, Inc. Long-Term Incentive Plan and Executive Long-Term Stock Investment Plan.

     6. You are entitled to medical insurance in accordance with the retiree medical program.

     7. You are entitled to permanent, unreduced retiree life insurance coverage equal to $405,000.

     8. You may continue to utilize the financial counseling program until September 1, 1995. (Your account balance available for use through September 1, 1995 is $10,000.) Any balance remaining at termination will be paid to you in a single lump sum.

     9. You will be provided individual executive career transition assistance through a mutually acceptable vendor.

     10. Any unused vacation remaining at the time of your retirement, will be paid to you in a single lump sum at termination.

     11. The indemnification protection for which you may be eligible as a result of your employment with the Company is set forth in
          Article VII of the Sun Company, Inc. (R&M) By-Laws.

     12. You will be entitled to a parking space at 11PC as currently provided through March 31, 1995.

     13. You will be entitled to keep your car phone; however, the Company will cease reimbursement of related expenses for car phone services after March 31, 1995.

     14. You will be provided access to the Company's voicemail system until September 1, 1995.

     15.  You will be provided with a letter of recommendation.

     16. All questions or requests for further information should be referred to Jim Nocito at (215) 246-8342, who will work with you on arrangements and payments.


B.   GENERAL RELEASE

     1. You acknowledge that there are various local, state and federal laws that prohibit employment discrimination based on age, sex, race, color, national origin, citizenship, religion, disability or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor, and state human rights agencies.

     2. In consideration of the enhanced benefits provided to you under this Agreement, in particular with respect to Paragraphs A.3 and A.4, you agree to completely release, relinquish, waive and
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          discharge the Company, its subsidiaries and all other related corporate entities, its and their employees, officers, directors, agents and successors (hereinafter "Company") from all claims, liabilities, demands and causes of action known or unknown, fixed or contingent (including claims or rights arising under the Age Discrimination in Employment Act of 1967, as amended), which you may have or claim to have against the Company arising out of or in any way related to your employment with Company or the termination of that employment. This includes, but is not limited to, a release of any rights or claims you may have under:

          (a) The Age Discrimination in Employment Act, which prohibits age discrimination in employment;
          (b) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex;
          (c) Any other federal, state or local laws or regulations prohibiting employment discrimination;
          (d)  Breach of any express or implied contract claims;
          (e) Wrongful termination or any other tort claims, including claims for attorney's fees, whether based on common law, or otherwise.

          Exceptions: By signing this release, you do not waive your right to: (a) Claims arising under any applicable Worker's
          Compensation laws; (b) Any claims which the law states may not be waived; and (c) your vested rights under the regular employment plans of the Company, in effect as of the date this Release was given to you.

     3. It is mutually understood that this release does not have any effect on any claims that you may have that arise after the date this Agreement is signed.

     4. You promise not to file any lawsuit asserting any cause of action or claims released in Paragraph B.2 or Exhibit C. If you violate this release by suing the Company, you agree that you will pay all costs and expenses of defending against the suit by the Company, including reasonable attorneys' fees.

     5. You agree to keep all the terms of this Agreement completely confidential, and you will not disclose any information concerning this Agreement to anyone other than your immediate family and your personal legal and tax advisors.

     6. You agree that nothing in this Agreement shall, in any way, be construed as an admission by the Company of any acts of impermissible discrimination against you or any other person; and the Company specifically disclaims any liability to you or any acts of impermissible discrimination against you or any other person on the part of itself, its employees, or its agents.

     7. This release and waiver includes, but is not limited to, any and all claims by you for attorneys' fees and costs incurred by you in connection with your employment termination.
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     8.   This Agreement will be construed in accordance with the laws of the Commonwealth of Pennsylvania.

     9. You agree that you will execute the document attached to this Agreement as Exhibit C, entitled Full and Final General Release, at the time this Agreement is signed. The parties agree that in the event said release is not executed at said time, this Agreement shall be null and void and of no binding effect on either party. In addition, you agree that at retirement, upon the Company's request, you will execute another such release in the same form with only the date changed.

     10. You are advised to consult with an attorney prior to your signing this Agreement.

     11. You will have a period of twenty-one (21) days within which to consider this Agreement.

     12. You will be permitted to revoke this Agreement for a period of at least seven (7) days following your execution of this Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired.

     13. You acknowledge and agree that you have carefully read and fully understand all the provisions of this Agreement which sets forth the entire agreement between you and the Company on the subjects covered herein, and you acknowledge that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement.


     In Witness Whereof, we the undersigned, either individually or on behalf of the Company, declare that we have read the foregoing and voluntarily agree to the conditions and obligations set forth herein.




s/ J. J. Nocito                     s/ Harwood S. Roe, Jr.
-----------------------             ----------------------
Witness                             Harwood S. Roe, Jr.


                                    Dated: 3/15/95
                                           ---------------




s/ Cynthia E. Britton               s/ A. Little, Jr.
-----------------------             ---------------------
Witness                             A. Little, Jr.
                                    Vice President - Human Resources
                                    Sun Company, Inc.


                                    Dated: 3/27/95
                                           --------------
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                                                              EXHIBIT A
                             HARWOOD S. ROE, JR.

                        ESTIMATED RETIREMENT BENEFIT*
                        ----------------------------

SERP + 5
--------

     Monthly                   $12,430
     Lump Sum                  $1,695,400

Section 415 of the IRS code limits amounts that can be paid from a qualified plan and hence subject to favorable tax treatment. Of the totals above, the following Section 415 limits have been estimated:

     Monthly                   $1,700
     Lump Sum                  $232,500

     Projected benefits as of 9/1/95 and based upon March, 1995 PBGC factors. Actual retirement benefit for September 1, 1995 retirement will be calculated on or about August 15, 1995. At this time the PBGC factor for September, 1995 retirements will be known.
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                                                              EXHIBIT B

                             HARWOOD S. ROE, JR.
                             SALARY CONTINUATION
                             -------------------

                    $ 5543     Base per Week
                  x  52.14
                  --------
                  $289,012     Annualized Base

                  x   1.40     Guideline Bonus of 40% for 3352 HP
                  --------
                  $404,616     Base Plus Bonus (1x TCC)
                  x      2
                  --------
                  $809,233     2x TCC
                  ./.  131     # of Months of Age 62
                  --------
                 *$  6,177     Per Month for 131 ** Months to Age 62
                               for a Total Payment Stream of $809,187



     * Alternately a lump sum payment may be elected based upon the discount factor in effect for September, 1995 retirements. To illustrate; using 120% of the March, 1995 PBGC factor of 6.0% yields a lump sum amount of $559,291.

     **   Based upon a 9/1/95 retirement.


          95:09                               62:00
         -44:08 D.O.B.                       -51:01
         ------                              ------
          51:01 Age at Retirement             10:01      or 131 Months
                                                         to Age 62
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EXHIBIT C

     COMMONWEALTH OF PENNSYLVANIA

     COUNTY OF PHILADELPHIA


                      FULL AND FINAL GENERAL RELEASE

     FOR AND IN CONSIDERATION of the SUM OF ONE DOLLAR AND OTHER VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Harwood S. Roe, Jr. ("Mr. Roe") for himself, his attorneys, his heirs, executors, administrators, successors, and assigns, does hereby fully, finally and forever release and discharge Sun Company, Inc., and its related or subsidiary companies, their predecessors, successors, assigns, partners, officers, directors, agents, representatives, attorneys, and employees (collectively, the "Company"), of and from all claims, demands, actions, causes of action, suits, damages, losses, expenses, and controversies of any and every nature whatsoever arising from the beginning of time until the date of this Release including, but not limited to, those claims arising from or relating in any way to Mr. Roe's employment and the termination of his employment with the Company, and any claims arising under any federal, state, or local laws prohibiting employment discrimination, or claims growing out of any legal restrictions on the Company's right to terminate its employees, including, but not limited to, the Age Discrimination in Employment Act, the Fair Labor Standards Act, excepting only claims under applicable Workers' Compensation and Unemployment Statutes. Also included in this release are any claims arising under federal, state, or local laws prohibiting retaliatory discharge or other unfavorable retaliatory employment treatment. This Full and Final Release shall not release either Mr. Roe or the Company from their respective obligations to each other under the Termination Agreement and General Release and Waiver.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 24th day of March, 1995.



                                         s/ Harwood S. Roe, Jr.
                                         ----------------------
                                         Harwood S. Roe, Jr.


     This 24th day of March, 1995, appeared before me Harwood S. Roe, Jr., to me personally known, and executed the foregoing document under oath as his free act and deed.


                                         s/ Lorelei J. Messick
                                         ---------------------
                                         Notary Public